FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

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                               MARKEL CORPORATION
             (Exact name of registrant as specified in its charter)


        Virginia                                                 54-0292420
(State of incorporation                                       (I.R.S. employer
    or organization)                                         identification no.)

              4551 Cox Road                                      23060-3382
          Glen Allen, Virginia                                   (Zip code)
(Address of principal executive offices)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

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        Securities to be registered pursuant to Section 12(b) of the Act:

                                                     Name of each exchange
        Title of each class                           on which each class
          to be registered                            is to be registered
          ----------------                            -------------------
           Common Stock,                            New York Stock Exchange
            No Par Value


       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)

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Item 1.    Description of Registrant's Securities to be Registered.

         The class of capital stock of the Registrant being registered hereby is the Common Stock, no par value ("Common Stock"). The Registrant's authorized capital stock consists of 15,000,000 shares of Common Stock and 2,069,200 shares of Preferred Stock, $1.00 par value ("Preferred Stock").

Preferred Stock

         Preferred Stock is issuable in one or more series form time to time at the direction of the Board of Directors. The Board of Directors is authorized, with respect to each series, to fix its designation, relative rights (including voting, dividend, conversion, sinking fund and redemption rights), preferences (including with respect to dividends and on liquidation) and limitations. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. This right of issuance could also be used as a method of preventing a party from gaining control of the Company.

         The Company is currently authorized to issue up to 2,069,200 shares of Preferred Stock, $1.00 par value. At December 31, 1996, there were 11,269 shares of Series A Redeemable Preferred Stock outstanding. The holders of Series A Preferred Stock are entitled to receive semiannual dividends of $.75 per share. The Series A Preferred Stock may be redeemed at any time at the option of the Company. The redemption price and liquidation value of the Series A Preferred Stock is $18.50 per share plus dividends accrued but unpaid through the redemption or liquidation date. Except for voting rights conferred by law, none of the holders of the issued and outstanding Preferred Stock have voting rights, except that if three or more semiannual dividends are in arrears or there has been a failure to comply with certain redemption provisions or other provisions contained in the Amended and Restated Articles of Incorporation, the holders of the Series A Preferred Stock will be entitled to one vote for each share of Series A Preferred Stock held of record on any matter on which a shareholder vote is required. However, the holders of Series A Preferred Stock are not entitled to vote as a class unless such right is prescribed by the Virginia Stock Corporation Act.

Common Stock

         Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Cumulative voting in the election of directors is not permitted. As a result, the holders of more than 50% of the outstanding shares have the power to elect all directors. The quorum required at a shareholders' meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares voting on the matter at the meeting is required for shareholder approval, except in the case of certain

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major  corporate  actions,  such as merger or  liquidation  of the  Company,  an amendment to the Company's Amended and Restated Articles of Incorporation, or the sale of all or substantially all of the Company's assets, with respect to which, under the provisions of the Company's Articles of Incorporation, approval is required by the affirmative vote of two-thirds of all shares entitled to vote on the matter, whether or not represented at the meeting. Such provisions,
together   with  the   Company's   ability   to  issue   preferred   stock  with
disproportionately high voting power and the termination provisions of executive officer employment contracts could be used to, or have the effect of, preventing or deterring a party from gaining control of the Company, whether or not beneficial to public shareholders, and could discourage certain types of tactics that involve an actual or threatened change of control of the Company.

         Subject to the rights of any holders of Preferred Stock, the holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after the payment of liabilities. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of Common Stock.

         The Transfer Agent for the Common Stock is First Union National Bank of North Carolina.

Item 2.    Exhibits.

         The Securities described herein are to be registered on the New York Stock Exchange, an exchange on which no other securities of the Registrant are registered. Accordingly, pursuant to Part II to the Instructions as to Exhibits on Form 8-A, the following exhibits are filed with each copy of this Registration Statement filed with the New York Stock Exchange, but are not filed with, or incorporated by reference in, copies of this Registration Statement filed with the Securities and Exchange Commission.

         1.1 Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 (included with Registrant's 1996 Annual Report to Shareholders).

         2.1 Proxy Statement of the Registrant, dated April 7, 1997 for the Registrant's Annual Meeting of Shareholders to be held May 13, 1997.

         3.1      Registrant's Amended and Restated Articles of Incorporation.

         3.2      Registrant's Bylaws.

         4.1      Specimen certificate evidencing Common Stock of Registrant.

         5.1      Registrant's 1996 Annual Report to Shareholders.

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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                      MARKEL CORPORATION


                                      By: /s/ Darrell D. Martin
                                         --------------------------------
                                          Darrell D. Martin
                                          Executive Vice President and
                                          Chief Financial Officer

Date: June 2, 1997




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